UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                                 LHS GROUP INC.
                            ------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    501938104
                             ----------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 9 pages

CUSIP NO.  501938104                    13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                 General Atlantic Partners, LLC
         S.S. or I.R.S. Identification
         No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                (a)       X
                                                         ------
         if a Member of a Group                   (b)    ______
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                      0
                                                                       --
Beneficially               (6)   Shared Voting Power                    0
                                                                       --
Owned by Each              (7)   Sole Dispositive Power                 0
                                                                       --
Reporting Person           (8)   Shared Dispositive Power               0
                                                                       --
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               0.0%
                                                                       -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                                      00

--------------------------------------------------------------------------------

                                                               Page 3 of 9 pages

CUSIP NO.  501938104                    13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person            General Atlantic Partners 23, L.P.
         S.S. or I.R.S. Identification
         No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                (a)       X
                                                         ------
         if a Member of a Group                   (b)    ______
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                      0
                                                                       --
Beneficially               (6)   Shared Voting Power                    0
                                                                       --
Owned by Each              (7)   Sole Dispositive Power                 0
                                                                       --
Reporting Person           (8)   Shared Dispositive Power               0
                                                                       --
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               0.0%
                                                                       -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                                      PN

--------------------------------------------------------------------------------

                                                               Page 4 of 9 pages

CUSIP NO.  501938104                    13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person            General Atlantic Partners 31, L.P.
         S.S. or I.R.S. Identification
         No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                (a)       X
                                                         ------
         if a Member of a Group                   (b)    ______
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                      0
                                                                       --
Beneficially               (6)   Shared Voting Power                    0
                                                                       --
Owned by Each              (7)   Sole Dispositive Power                 0
                                                                       --
Reporting Person           (8)   Shared Dispositive Power               0
                                                                       --
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               0.0%
                                                                       -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                                      PN

--------------------------------------------------------------------------------

                                                               Page 5 of 9 pages

CUSIP NO.  501938104                    13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person            GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identification
         No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                (a)       X
                                                         ------
         if a Member of a Group                   (b)    ______
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                      0
                                                                       --
Beneficially               (6)   Shared Voting Power                    0
                                                                       --
Owned by Each              (7)   Sole Dispositive Power                 0
                                                                       --
Reporting Person           (8)   Shared Dispositive Power               0
                                                                       --
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               0.0%
                                                                       -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                                      PN

--------------------------------------------------------------------------------

                                                               Page 6 of 9 pages

CUSIP NO.  501938104                    13G
          -----------

                         AMENDMENT NO. 3 TO SCHEDULE 13G

         This Amendment No. 3 to Schedule 13G (this "Amendment") is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated as of February 5, 1998, as previously amended by Amendment No. 1, dated as of April 10, 1998, and Amendment No. 2, dated as of February 10, 1999, with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of LHS Group Inc. (the "Company").

ITEM 1.

         (a)      NAME OF ISSUER

                  LHS Group Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Six Concourse Parkway
                  Suite 2700
                  Atlanta, Georgia  30328


ITEM 2.

         (a)      NAMES OF PERSONS FILING

                  General Atlantic Partners, LLC ("GAP") General Atlantic Partners 23, L.P. ("GAP 23") General Atlantic Partners 31, L.P. ("GAP 31") GAP Coinvestment Partners, L.P. ("GAPCO" and, together with GAP, GAP 23 and GAP 31, the "Reporting Persons")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830

         (c)      CITIZENSHIP

                  GAP -Delaware
                  GAP 23 -Delaware
                  GAP 31 - Delaware
                  GAPCO - New York

                                                               Page 7 of 9 pages

CUSIP NO.  501938104                    13G
          -----------

         (d)      TITLE OF CLASS SECURITIES

                  Common Stock, par value $.01 per share (the "Shares")

         (e)      CUSIP NUMBER

                  501938104


ITEM 3.           This statement is not filed pursuant to Rule 13d-1(b), or


ITEM 4. As of July 28, 2000, the Reporting Persons owned no shares of Common Stock. See Items 5 through 11 of the cover pages attached hereto.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

                                                               Page 8 of 9 pages

CUSIP NO.  501938104                    13G
          -----------


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10.          CERTIFICATION

                  Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                               Page 9 of 9 pages

CUSIP NO.  501938104                    13G
          -----------


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: August 11, 2000.


                                   GENERAL ATLANTIC PARTNERS, LLC


                                   By:  /s/ Thomas J. Murphy
                                        ------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-fact


                                   GENERAL ATLANTIC PARTNERS 23, L.P.

                                   By:  GENERAL ATLANTIC PARTNERS, LLC
                                        its General Partner


                                   By:  /s/ Thomas J. Murphy
                                        ------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-fact


                                   GENERAL ATLANTIC PARTNERS 31, L.P.

                                   By:  GENERAL ATLANTIC PARTNERS, LLC
                                        its General Partner


                                   By:  /s/ Thomas J. Murphy
                                        ------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-fact


                                   GAP COINVESTMENT PARTNERS, L.P.


                                   By:  /s/ Thomas J. Murphy
                                        ------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-fact

                         GENERAL ATLANTIC PARTNERS, LLC
                                3 Pickwick Plaza
                               Greenwich, CT 06830



                                             December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, General Atlantic Partners, LLC, a Delaware limited liability company, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Limited Liability Company"), by its Executive Managing Member, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Limited Liability Company as fully to all intents and purposes as a Managing Member of the Limited Liability Company might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                   GENERAL ATLANTIC PARTNERS, LLC


                                   By   /s/ Steven A. Denning
                                        -------------------------
                                        Steven A. Denning
                                        Executive Managing Member


STATE OF Connecticut)
                :ss
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.

/s/ Sheila Hughes
----------------------------
Sheila Hughes, Notary Public

                         GAP COINVESTMENT PARTNERS, L.P.
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                             December 22, 1999


                                POWER OF ATTORNEY
                                -----------------

         The undersigned, GAP Coinvestment Partners, L.P., a New York limited partnership, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Partnership"), by its Managing General Partner, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas
J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Partnership as fully to all intents and purposes as a General Partner of the Partnership might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                   GAP COINVESTMENT PARTNERS, L.P.


                                   By   /s/ Steven A. Denning
                                        -------------------------
                                        Steven A. Denning
                                        Managing General Partner


STATE OF Connecticut)
               : ss.
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.


/s/ Sheila Hughes
----------------------------
Sheila Hughes, Notary Public